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                                     AVIRON

                   1996 EMPLOYEE STOCK PURCHASE PLAN OFFERING

                              ADOPTED MARCH 6, 1996


1.   GRANT; OFFERING DATE.

     (a) The Board of Directors of Aviron, a Delaware corporation (the "Company"), pursuant to the Company's 1996 Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first Offering shall begin simultaneously with the effectiveness of the Company's registration statement under the Securities Act of 1933, as amended, with respect to the initial public offering of the Company's Common Stock (the "Effective Date") and end on June 30, 1997 (the "Initial Offering").
Thereafter, an Offering shall begin on the date immediately following the ending date of the preceding Offering and end six months from the Offering Date. The first day of an Offering is that Offering's "Offering Date."

     (b) Prior to the commencement of any Offering, the Board of Directors (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board of Directors (or such Committee) determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

2.   ELIGIBLE EMPLOYEES.

     All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering, provided that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan and has been continuously employed for at least ten (10) days on the Offering Date of such Offering (an "Eligible Employee"); however, the 10-day eligibility requirement shall be waived with respect to the Initial Offering only. Notwithstanding the foregoing, the following employees shall NOT be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than 20 hours per week or 5 months per calendar year or (ii) 5% stockholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan.


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3.   RIGHTS.

     (a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen percent (15%) of such employee's Earnings (as defined in the Plan without any different set of inclusions and exclusions permitted by the Plan) paid during the period of such Offering beginning after such Eligible Employee first commences participation; provided, however, that no employee may purchase Common Stock on a particular Purchase Date that would result in more than fifteen percent (15%) of such employee's Earnings in the period from the Offering Date to such Purchase Date having been applied to purchase shares under all ongoing Offerings under the Plan and all other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     (b) Notwithstanding the foregoing, the maximum number of shares of Common Stock an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of shares as has a fair market value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the right under such Offering has been outstanding at any time, minus (y) the fair market value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Code, and (ii) the number of shares subject to other rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company plan.

     (c) The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.   PURCHASE PRICE.

     The purchase price of the Common Stock under the Offering shall be the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date or eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date, in each case rounded up to the nearest whole cent per share. For the Initial Offering, the fair market value of the Common Stock at the time when the Offering commences shall be the price


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per share at which shares of Common Stock are first sold to the public in the
Company's initial public offering as specified in the final prospectus with respect to that offering.

5.   PARTICIPATION.

     (a) An Eligible Employee may elect to participate in an Offering only at the beginning of the Offering. An Eligible Employee shall become a participant in an Offering by delivering an agreement authorizing payroll deductions. Such deductions must be in whole dollars, with a minimum dollar amount of ten dollars ($10) per pay period and a maximum amount not expected to exceed fifteen percent (15%) of Earnings over the course of the Offering, or in whole percentages, with a minimum percentage of one percent (1%) and a maximum percentage of fifteen percent (15%). A participant may not make additional payments into his or her account. The agreement shall be made on such enrollment form as the Company provides, and must be delivered to the Company before the Offering Date to be effective for the remaining portion of that Offering, unless a later time for filing the enrollment form is set by the Board for all Eligible Employees with respect to a given Offering Date. As to the Initial Offering, the time prior to the Offering Date for filing an enrollment form and commencing participation for individuals who are Eligible Employees on the Offering Date for the Initial Offering shall be determined by the Company and communicated to such Eligible Employees.

     (b) A participant may not increase or reduce his or her participation level during the course of an Offering, except that a participant may reduce his or her participation level to zero percent (0%) once during any Offering (except not during the period preceding a Purchase Date specified by the Company), by delivering a notice to the Company in such form and at such time as the Company prescribes. Notwithstanding the foregoing, a participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant on any prior Purchase Dates), without interest, or reduce his or her participation percentage to zero (0), at any time prior to the end of the Offering, excluding only each period immediately preceding a Purchase Date specified by the Company, by delivering a withdrawal notice to the Company in such form as the Company prescribes.

6.   PURCHASES.

     Subject to the limitations contained herein, on each Purchase Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. "Purchase Date" shall be defined as the last day of each Offering.

7.   NOTICES AND AGREEMENTS.

     Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan


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or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

8.   EXERCISE CONTINGENT ON STOCKHOLDER APPROVAL.

     The rights granted under an Offering are subject to the approval of the Plan by the shareholders as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code and to comply with the requirements of exemption from potential liability under Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") set forth in Rule 16b-3 promulgated under the Exchange Act.

9.   OFFERING SUBJECT TO PLAN.

     Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.



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